UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2018

ZIX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Texas	0-17995	75-2216818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 370-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.01 below is incorporated into this Item 1.01 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 2, 2018, the Company acquired all of the outstanding capital stock of CM2.COM, Inc., a Washington corporation doing business as “Erado” (“Erado”), pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”) entered into by and among Craig Brauff, Julie Lomax Brauff, Shari Wood-Richardson, as Trustee of the Alexandra Brauff Gift Trust U/A 12/21/12, Shari Wood-Richardson, as Trustee of the Courtney Brauff Gift Trust U/A 12/21/12, and Julie A. Lomax, as Trustee of the Julie Lomax Gift Trust U/A 12/21/12 (together, the “Selling Shareholders”) and the Company (the “Acquisition”). Erado is engaged in the business of providing unified archiving, supervision, security and messaging solutions to regulated industries. Erado achieved 2017 revenues of approximately $3 million dollars, which was an increase of more than 20% from 2016.

At the closing of the transactions contemplated by the Purchase Agreement, the Company paid to the Selling Shareholders of Erado an aggregate of $15,000,000 in cash (the “Closing Consideration”), subject to certain adjustments and a holdback of $2,250,000 for the satisfaction of certain indemnification claims by the Company, if any, during the two-year period following the closing of the Acquisition. An amount equal to $1,125,000 of the holdback amount, less any amounts paid or otherwise subject to a claim for indemnification, will be released to the Selling Shareholders upon the one year anniversary of the closing of the Acquisition, and the balance of the holdback amount, if any, will be distributed to the Selling Shareholders following the two year anniversary of the closing of the Acquisition. The Closing Consideration is subject to a customary working capital adjustment.

The Purchase Agreement contains customary representations and warranties and covenants of the Company and the Selling Shareholders. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and, as of the specified dates set forth therein, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Erado or the Selling Shareholders or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Item 7.01 Regulation FD Disclosure.

On April 3, 2018, the Company issued a press release announcing entry into the Purchase Agreement and completion of the Acquisition. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of April 2, 2018, by and among Craig Brauff, Julie Lomax Brauff, Shari Wood-Richardson, as Trustee of the Alexandra Brauff Gift Trust U/A 12/21/12, Shari Wood-Richardson, as Trustee of the Courtney Brauff Gift Trust U/A 12/21/12, Julie A. Lomax, as Trustee of the Julie Lomax Gift Trust U/A 12/21/12, and Zix Corporation.

99.1	Press release, dated April 3, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2018	ZIX CORPORATION

	By:	/s/ David Rockvam
David Rockvam
Vice President and Chief Financial Officer

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